---------------------                                            ------------------------------
FORM 5                                                                    OMB APPROVAL
---------------------                                            ------------------------------
[ ] Check this box if no longer                                  OMB Number: 3235-0362
    subject to Section 16.  Form 4                               Expires: October 31, 2001
    or Form 5 obligations may                                    Estimated average burden hours
    continue. See Instruction 1(b)                               per response.......1.0

[ ] Form 3 Holdings Reported

[X] Form 4 Transaction Reported             U.S. SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549

                       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
            Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                           30(f) of the Investment Company Act of 1940

(Print or Type Responses)
- -----------------------------------------------------------------------------------------------------------------
Name and Address of Reporting Person*                     2. Issuer Name and Ticker or Trading Symbol


West,             Paul           F.                          Elizabeth Arden, Inc.  (RDEN)
- ------------------------------------------------------------------------------------------------------------------
   (Last)         (First)     (Middle)                    3. IRS or Social        4. Statement for Month/Year
                                                             Security Number of
                                                             Reporting Person
                                                             (Voluntary)             January 2001
c/o Elizabeth Arden, Inc.
14100 NW 60 Avenue                                                                --------------------------------
------------------------------------------------                                  5. If Amendment, Date of
                  (Street)                                                           Original (Month/Year)

Miami Lakes,     Florida        33014
- ------------------------------------------------------------------------------------------------------------------
   (City)           (State)     (Zip)

--------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

        Director                   10% Owner
   ---                       ----
    X   Officer (give              Other (specify
   ---     title below)      ----   below)

Executive Vice President and Chief Operating Officer
--------------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---
       Form filed by more than One Reporting Person
   ---
--------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------
1. Title of Security       2. Trans-   3. Trans-    4. Securities Acquired (A) or  5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                 action      action       Disposed of (D)                Securities      ship        of In-
                              Date        Code         (Instr. 3, 4 and 5)            Beneficially    Form:       direct
                                          (Instr. 8)                                  Owned at        Direct      Bene-
                             (Month/                                                  End of Issuer's (D) or      ficial
                                Day/                                                  Fiscal Year     Indirect    Owner-
                               Year)                                                  (Instr. 3       (I)         ship
                                       ------------------------------------------     and 4)          (Instr. 4)  (Instr.
                                                                                                                   4)
                                                                 (A) or
                                        Code   V       Amount    (D)       Price
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                                                              5,265            D
---------------------------------------------------------------------------------------------------------------------------
Reminder:  *If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                          (Over)
                                                                 SEC 2270 (7-96)

FORM 5 (continued)

Table II -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
- ------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conver-  3. Trans-  4. Transac-    5. Number of       6. Date            7. Title and Amount
   Derivative    sion        action     tion Code      Deriv-             Exercisable        of Underlying
   Security      or          Date       (Instr. 8)     ative              and Expiration     Securities
   (Instr. 3)    Exercise    (Month/                   Securities         Date               (Instr. 3 and 4)
                 Price       Day/                      Acquired (A)       (Month/Day/
                 of          Year)                     or Disposed of     Year)
                 Deriv-                                (D) (Instr. 3, 4
                 ative                                 and 5)
                 Security
                                                                         ----------------------------------------
                                                                         Date      Expira-             Amount
                                                                         Exer-     tion        Title   or
                                        ----------------------------     cisable   Date                Number
                                                                                                       of Shares
                                        Code    V    (A)      (D)
------------------------------------------------------------------------------------------------------------------
Stock Option (A)  $6.00/sh                                                9/03/99  3/03/04     Common      50,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (B)  $8.125/sh                                               3/06/01  3/06/05     Common     100,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (C)  $8.4375/sh                                              10/6/03  10/6/05     Common      60,750
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (D)  $13.3125   1/31/01            V    60,000               1/31/02  1/31/06     Common      60,000
------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------
8. Price      9. Number of       10.Owner-       11. Na-
   of            Derivative      ship of             ture
   Deriv-        Securities      Derivative          of
   ative         Beneficially    Security:           Indirect
   Secur-        Owned           Direct              Bene-
   ity           at End          (D) or              ficial
   (Instr        of Year         (I) Indirect        Owner-
   5)            (Instr. 4)      (Instr. 4)          ship
                                                     (Instr. 4)
----------------------------------------------------------------------
                    50,000            D
----------------------------------------------------------------------
                    33.334            D
----------------------------------------------------------------------
                         0            D
----------------------------------------------------------------------
                         0            D
----------------------------------------------------------------------
Explanation of Responses:

(A)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable as follows: 16,667 on 9/3/99;
     16,667 on 3/3/2000; and 16,666 on 3/3/2001.
(B)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable as follows: 33,334 on 3/6/2001;
     33,333 on 3/6/2002 and 33,333 on 3/6/2003.
(C)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable as follows: 20,750 on 10/6/01;
     20,750 on 10/6/02; and 20,750 on 10/6/03.
(D)  Option granted pursuant to Issuer's 2000 Stock Incentive Plan, exercisable as follows: 20,000 on 1/31/02;
     20,000 on 1/31/03; and 20,000 on 1/31/04.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ Paul F. West                             March 15, 2001
------------------------------------         ----------------------------------
**Signature of Reporting Person              Date

                                                  Page 2      SEC 2270 (7-96)